Exhibit 99.1

                                NEWS ANNOUNCEMENT

                                                   FOR IMMEDIATE RELEASE

Company Contact:                                   Investor Relations Contact:
Michael F. Ozen                                    David Collins/Vicki Siegel
Brilliant Digital Entertainment                    Jaffoni & Collins
818/615-1500 or info@bde3d.com                     212/835-8500or bde@jcir.com
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                       BRILLIANT(TM) DIGITAL ENTERTAINMENT
                        SECURES STANDBY FINANCING PACKAGE

   - PROVIDES BRILLIANT WITH IMPROVED CONTROL OVER ACCESS TO FUTURE FUNDING -

LOS ANGELES, CA, December 10, 1998 - Brilliant(TM) Digital Entertainment, Inc. (AMEX:BDE), a leading interactive entertainment content and tools developer, today announced that it has secured a standby financing package. The financing package is structured to provide Brilliant Digital control in determining when and if funding is accessed. The financing structure was undertaken by Brilliant Digital to provide backup working capital support. At September 30, 1998, Brilliant Digital had $5.4 million in cash.

The financing package consists of the private placement of a $100,000 Convertible Debenture and a Warrant for the purchase of up to 1.8 million shares of Brilliant Digital's Common Stock at a discount to the Market Price (as defined below) at the time of exercise. Foreign-based AMRO International, S.A. is the investor in the standby financing package.

Kevin Bermeister, President of Brilliant Digital, commented, "Management and the Board of Directors felt it prudent to establish a financing conduit that could support the continued funding of our sales and marketing, content and technology development efforts during 1999. This financing package provides the needed flexibility and, more importantly, the control to allow Brilliant Digital to draw additional funding according to its needs and timing. Importantly, with the exception of the initial issuance of the $100,000 Convertible Debenture, the facility does not require Brilliant Digital to draw funds, is competitively priced and does not establish an upper limit on the Warrant exercise price."

CONVERTIBLE DEBENTURE TERMS:
The Convertible Debenture matures on December 1, 2000 and bears interest at an annual rate of 4%, payable quarterly in arrears. The investor may convert the debenture into shares of


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Common  Stock at a 14%  discount to the Market  Price (as defined  below) on the conversion notice date. Brilliant Digital may prepay the debenture at any time without penalty.

WARRANT TERMS:
Brilliant Digital may call a portion of the Warrant at any time, subject to minimum and maximum limits and provided that the Market Price of Brilliant Digital's Common Stock is at least $1.00 per share and that a registration statement covering the Common Stock underlying the Warrants is effective. The portion of the Warrant called by the Company may be exercised by the Investor at a 12% discount to the "Market Price," defined as the lowest trade price of the Common Stock over the last ten trading days prior to the redemption notice date. In the event the Market Price is $4.00 or less, the exercise price is reduced to 14% below the Market Price.

If any called portion of the Warrant is not exercised, Brilliant Digital may require the investor to make a loan to Brilliant Digital in the amount of the aggregate exercise price of such portion of the Warrant. The loan would be in the form of a Convertible Debenture with the same terms as the Convertible Debenture described above.

The Warrant expires on November 30, 2001 and may be cancelled in full by Brilliant Digital at any time upon 30 days' notice. The investor may exercise the Warrant at an exercise price of $25 per share from October 1, 2001 until its expiration, or if Brilliant elects to cancel the Warrant in full.

ABOUT BRILLIANT DIGITAL ENTERTAINMENT:
Brilliant Digital Entertainment is the production studio responsible for creating Multipath(TM) Movies, a new generation of digital entertainment to be distributed over the Internet, on CD-ROM, as television programming and for home video. Multipath Movies utilize Brilliant Digital's proprietary, technologically advanced software tools to produce three-dimensional, digitally animated stories, each with multiple user-influenced plot alternatives or paths that lead to a variety of distinct conclusions.

Brilliant Digital Entertainment (http://www.bde3d.com) has formed strategic alliances with Packard Bell NEC, CompuServe, and British Telecom to distribute its Multipath Movies over the Internet's World Wide Web and has acquired the exclusive worldwide interactive rights to Bantam Doubleday Dell Books for Young Readers for the Choose Your Own Nightmare series of interactive books. The Company has also signed content agreements with DC Comics, Morgan Creek Productions, King Features and Universal Studios. The company is headquartered in Los Angeles, CA with offices in Bondi Junction and Double Bay, Australia and Middlesex, England.

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Actual results may differ materially due to a variety of factors. Satisfaction of the minimum price and SEC registration conditions of the financing package are subject to certain risks, including potential decreases in the trading price of the Common Stock and difficulties in obtaining clearance of the registration statement by the Securities and Exchange Commission. The investor may


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be unwilling or unable to exercise the Warrant or fund a  Convertible  Debenture loan upon a partial Warrant call by Brilliant Digital, due to a deterioration in the investor's financial condition, its inability to obtain funding or other reasons. Brilliant Digital's ability to take effective legal action against the investor for failure to perform under the financing package may be limited due to the investor's status as a foreign based entity. If Brilliant Digital is unable to obtain necessary funds under the financing package or if such funds are insufficient to adequately provide for its financing needs, Brilliant Digital would be required to obtain alternative financing sources, which may be unavailable or available only on terms materially less attractive than the financing package. The investor may seek rapid liquidity by divesting itself of its investment after each warrant exercise. Information about certain of these factors and other important risks and uncertainties is contained in Brilliant Digital's most recently filed Form 10-KSB report and 10-QSB report and are available from Brilliant Digital Entertainment's Investor Relations department and may be obtained by calling or writing our investor relations company, Jaffoni & Collins at 212-835-8500 or bde@jcir.com.
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